EXHIBIT 99.1

Support.com Announces Preliminary Results for the Third Quarter 2011

Conference Call Scheduled Today at 5:00 p.m. EDT

Redwood City, CA., September 29, 2011 — Support.com (NASDAQ: SPRT), a leading provider of cloud-based technology services and software, today announced preliminary unaudited financial results for the quarter ending September 30, 2011.

Support.com currently expects to report revenue in the range of $12.3 million to $12.6 million and a non-GAAP net loss per share in the range of $(0.10) to $(0.12).  Non-GAAP results exclude stock-based compensation expense, amortization of intangible assets, restructuring and impairment charges, and acquisition expense.

From a balance sheet perspective, the Company currently expects to report a cash and cash equivalents balance of approximately $60 million at September 30, 2011.

“We experienced lower retail sales of our services and consumer purchases of our software during the third quarter,” said Josh Pickus, President and Chief Executive Officer of Support.com.  “We continue to believe remote technology services and software represent a substantial market opportunity, and we remain dedicated to proving out our business model, achieving profitability and providing best-in-class services and software to our customers.”

Comcast Amendments

The Company also announced today that it has amended its agreements with Comcast.  Among other things, the amendments provide incremental sales revenue for Support.com and extend the dates for Comcast to earn warrants on Support.com’s common stock while maintaining the original revenue milestones.

“We’re pleased to have completed this amendment and look forward to working with Comcast to continue the growth of the Xfinity Signature Support program,” said Mr. Pickus.

Conference Call

Support.com will hold a conference call today at 5:00 p.m. ET (2:00 p.m. PT). A live audio webcast and replay of the call will be available at the Investor Relations section of Support.com's website at http://www.support.com/about/investor-relations/webcastsevents. The live call may be accessed by dialing (877) 312-8789 (domestic) or (253) 237-1314 (international) and referencing passcode 14863378. A replay of the call can also be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and referencing passcode 14863378.

The Company plans to release full results for the quarter ending September 30, 2011 on Thursday, October 27, 2011 after the close of market.

About Support.com

Support.com, Inc. (NASDAQ: SPRT) provides cloud-based technology services and software for consumers and small business. Support.com® Personal Technology Experts® provide a quick, cost-effective and stress-free technology support experience over the Internet and the phone using the Company's advanced technology platform.  Support.com also offers a wide range of easy-to-use software products that detect and repair common computer problems and optimize performance. Support.com offers programs through many of the nation's leading broadband service providers, retailers, software vendors and PC/CE OEMs, and provides software to over a million consumers and small businesses. For more information please visit us at: www.support.com, www.facebook.com/support.com, or http://twitter.com/support_com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about/careers.

Copyright © 2011 Support.com, Inc. All rights reserved. Support.com is a trademark or registered trademark of Support.com, Inc. in the U.S. and other countries.  All other marks are the property of their respective owners.

Note on Forward Looking Statements

This release contains “forward-looking statements” as defined under the U.S. Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. Forward-looking statements may relate to, but are not limited to, the Company's expected revenue, non-GAAP and GAAP net loss for the third quarter of 2011 and cash balances at September 30, 2011, as well as future macroeconomic conditions and market and consumer behavior. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially including, among others, future macroeconomic conditions, shifts in consumer and market behavior, relationships with partners, announcements by competitors and employee matters. These and other risks may be detailed from time to time in Support.com periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Support.com is under no obligation to update its forward-looking statements. Information contained in our website is not incorporated by reference in, or made part of this press release.

Disclosure Regarding Non-GAAP Financial Measures

Support.com excludes stock-based compensation expense, amortization of intangible assets, restructuring and impairment charges, and acquisition expense from its GAAP results in order to determine the non-GAAP financial measure of net income (loss) per share referenced in this document. We believe that the non-GAAP measures, when viewed in addition to and not in lieu of our reported GAAP results, assist investors in understanding our results of operations.

A. Stock-based compensation. Management excludes stock-based compensation expense when evaluating its performance from period to period because such expenses do not require cash settlement and because such expenses are not used by management to assess the performance of the Company's business.  The Company is unable to estimate the impact of such compensation on Q3 2011 results without unreasonable efforts, and therefore is unable to provide an estimate of GAAP net loss for the third quarter of 2011.

B. Amortization of intangible assets. The Company does not acquire businesses on a predictable cycle; therefore management excludes acquisition-related intangible asset amortization and related charges when evaluating its operating performance.  The Company estimates such charges at approximately $330,000 for Q3 2011.

C. Restructuring and impairment charges. The Company does not undertake significant restructurings on a predictable basis and, as result, excludes associated charges in order to enable better and more consistent evaluation of the Company's operating expenses before and after such actions are taken.  The Company estimates such charges at approximately $375,000 for Q3 2011.

D.  Acquisition expense.  The Company does not acquire businesses on a predictable cycle; therefore management excludes acquisition expenses such as legal fees and banker or advisor fees, exclusivity and “break up” fees when evaluating ongoing operating performance.  The Company estimates these charges at approximately $185,000 in Q3 2011.

The Company believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with the Company's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's financial results in conjunction with the corresponding GAAP measures. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by management that such charges and expenses will not be incurred in subsequent periods.

Media Contact

Seth Geisler
Martin Levy Public Relations, Inc.
(858) 610-9860
seth@martinlevypr.com
www.martinlevypr.com

Investor Contact

Carolyn Bass
Market Street Partners
(415) 378-6114
sprt@marketstreetpartners.com